EXHIBIT 2.7

Sify Technologies Limited

and

CITIBANK, N.A.,

as Depositary,

and

THE HOLDERS AND BENEFICIAL OWNERS OF

AMERICAN DEPOSITARY SHARES

OUTSTANDING UNDER THE TERMS OF THE
DEPOSIT AGREEMENT, DATED AS OF October 18, 1999

Amendment No. 4 to the Deposit Agreement

Dated as of October 4, 2024

AMENDMENT NO.  4 TO THE DEPOSIT AGREEMENT

AMENDMENT NO.  4 TO THE DEPOSIT AGREEMENT, dated as of October 4, 2024 (“Amendment No. 4”), by and among Sify Technologies Limited, a limited liability company organized under the laws of the Republic of India (the “Company”), Citibank, N.A., a national banking association organized under the laws of the United States of America (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares issued pursuant to, and outstanding as of the date hereof under, the Deposit Agreement (as hereinafter defined).

WITNESSETH THAT:

WHEREAS, the Company and the Depositary entered into that certain Deposit Agreement, dated as of October 18, 1999, as amended by Amendment No. 1 to Deposit Agreement, dated as of January 6, 2000, as further amended by Amendment No. 2 to Deposit Agreement, dated as of September 24, 2002, as supplemented by Supplemental Letter Agreement, dated as of November 2, 2007, and as further amended by Amendment No. 3 to Deposit Agreement, dated as of June 15, 2009 (as so amended and supplemented, the “Deposit Agreement”), for the creation of ADSs (as defined in the Deposit Agreement) representing the Shares (as defined in the Deposit Agreement) deposited thereunder and for the execution and delivery of American Depositary Receipts (“ADRs”) in respect of the ADSs; and

WHEREAS, the Company and the Depositary desire to (a) change the ADS-to-Share ratio from (i) the existing ratio of one (1) ADS to one (1) Share to (ii) a new ratio of one (1) ADS to six (6) Shares, (b) update the Fee Schedule, (c) eliminate the Depositary’s ability to conduct Pre-Release Transactions, (d) amend the Deposit Agreement, the ADRs currently outstanding, the form of ADR annexed as Exhibit A to the Deposit Agreement, and the Fee Schedule annexed to the Deposit Agreement as Exhibit B, in each case pursuant to Section 6.1 of the Deposit Agreement, to reflect such changes, and (e) give notice thereof to all Holders (as defined in the Deposit Agreement) of ADSs.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement, the ADRs currently outstanding, and the form of ADR annexed as Exhibit A to the Deposit Agreement, and the Fee Schedule annexed to the Deposit Agreement as Exhibit B as follows:

ARTICLE I
DEFINITIONS

Section 1.1  Definitions.  Unless otherwise specified in this Amendment No. 4, all capitalized terms used, but not defined, herein shall have the meanings ascribed to such terms in the Deposit Agreement.

Section 1.2  Effective Date.  The term “Effective Date” shall mean the date set forth above and as of which this Amendment No. 4 shall become effective.

ARTICLE II
AMENDMENTS TO DEPOSIT AGREEMENT

Section 2.1  Deposit Agreement.  All references in the Deposit Agreement to the term “Deposit Agreement” shall, as of the Effective Date, refer to the Deposit Agreement, dated as of October 18, 1999, as amended by Amendment No. 1 to Deposit Agreement, dated as of January 6, 2000, as further amended by Amendment No. 2 to Deposit Agreement, dated as of September 24, 2002, as supplemented by Supplemental Letter Agreement, dated as of November 2, 2007, as further amended by Amendment No. 3 to Deposit Agreement, dated as of June 15, 2009, as further amended by this Amendment No. 4, and as further amended and supplemented after the Effective Date.

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Section 2.2  Amendments Binding on all Holders and Beneficial Owners.  The amendments to the Deposit Agreement, the ADRs currently outstanding, the form of ADR annexed as Exhibit A to the Deposit Agreement, and the Fee Schedule annexed to the Deposit Agreement as Exhibit B, each as effected by this Amendment No. 4, shall be binding as of and after the Effective Date on all Holders and Beneficial Owners of ADSs issued and outstanding as of the Effective Date and on all Holders and Beneficial Owners of ADSs issued after the Effective Date, except that any amendment effected by this Amendment No. 4 that imposes or increases any fees or charges (other than the charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or which otherwise materially prejudices any substantial existing right of Holders or Beneficial Owners, will not, however, become effective as to outstanding ADSs until the expiration of thirty (30) days after notice of such amendment has been given to the Holders of outstanding ADSs.

Section 2.3  Change of ADS Ratio.  All references made in the Deposit Agreement to each American Depositary Share representing one (1) Share shall, as of the Effective Date, refer to each American Depositary Share representing six (6)  Shares.

Section 2.4  Change of Fees and Charges of the Depositary.  From and after the Effective Date, Section 5.9 of the Deposit Agreement is hereby amended by deleting such section as of the Effective Date and replacing such section with the following in its stead:

“Section 5.9 ADS Fees and Charges. The Company, the Holders, the Beneficial Owners, persons depositing Shares or withdrawing Deposited Securities in connection with the issuance and cancellation of ADSs, and persons receiving ADSs upon issuance or whose ADSs are being cancelled shall be required to pay the Depositary’s fees and related charges (some of which may be cumulative) identified as payable by them respectively in the Fee Schedule attached hereto as Exhibit B.  All ADS fees and charges so payable may be deducted from distributions or must be remitted to the Depositary, or its designee, may, at any time and from time to time, be changed by agreement between the Depositary and the Company, but, in the case of ADS fees and charges payable by Holders and Beneficial Owners, only in the manner contemplated in Section 6.1.  The Depositary shall provide, without charge, a copy of its latest ADS fee schedule to anyone upon request.

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ADS fees and charges for (i) the issuance of ADSs and (ii) the cancellation of ADSs will be payable by the person for whom the ADSs are so issued by the Depositary (in the case of ADS issuances) and by the person for whom ADSs are being cancelled (in the case of ADS cancellations).  In the case of ADSs issued by the Depositary into DTC or presented to the Depositary via DTC, the ADS issuance and cancellation fees and charges will be payable by the DTC Participant(s) receiving the ADSs from the Depositary or the DTC Participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the Beneficial Owner(s) and will be charged by the DTC Participant(s) to the account(s) of the applicable Beneficial Owner(s) in accordance with the procedures and practices of the DTC Participant(s) as in effect at the time.  ADS fees and charges in respect of distributions and the ADS service fee are payable by Holders as of the applicable ADS Record Date established by the Depositary.  In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed.  In the case of (i) distributions other than cash and (ii) the ADS service fee, the applicable Holders as of the ADS Record Date established by the Depositary will be invoiced for the amount of the ADS fees and charges and such ADS fees may be deducted from distributions made to Holders.  For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC Participants in accordance with the procedures and practices prescribed by DTC from time to time and the DTC Participants in turn charge the amount of such ADS fees and charges to the Beneficial Owners for whom they hold ADSs.  In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series (which may entail the cancellation, issuance and transfer of ADSs and the conversion of ADSs from one series to another series), the applicable ADS issuance, cancellation, transfer and conversion fees will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

The Depositary may reimburse the Company for certain expenses incurred by the Company in respect of the ADR program established pursuant to the Deposit Agreement, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as the Company and the Depositary agree from time to time.  The Company shall pay to the Depositary such fees and charges, and reimburse the Depositary for such out-of-pocket expenses, as the Depositary and the Company may agree from time to time.  Responsibility for payment of such fees, charges and reimbursements may from time to time be changed by agreement between the Company and the Depositary.  Any failure by the Company to timely pay any fees, charges and reimbursements of the Depositary for which the Company is responsible pursuant to the Deposit Agreement, or any ancillary agreement between the Depositary and the Company, may suspend the obligation of the Depositary to provide the services contemplated in the Deposit Agreement at the expense of the Company (including services being made available to Holders and Beneficial Owners), and the Depositary shall have no obligation to provide any such services made available at the Company’s expense (including services being made available to Holders and Beneficial Owners) unless and until payment has been made in full by the Company.  Unless otherwise agreed, the Depositary shall present its statement for such fees, charges and reimbursements to the Company once every three months.  The charges and expenses of the Custodian are for the sole account of the Depositary.

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The obligations of the Company, Holders and Beneficial Owners to pay ADS fees, charges and reimbursements shall survive the termination of the Deposit Agreement.  As to any Depositary, upon the resignation or removal of such Depositary as described in Section 5.4, the right to collect ADS fees and charges shall extend for those ADS fees and charges incurred prior to the effectiveness of such resignation or removal.”

Section 2.5  Updated Fee Schedule.  Exhibit B of the Deposit Agreement is hereby amended by deleting such Exhibit B in its entirety as of the Effective Date and replacing such Exhibit B in its entirety with the Fee Schedule attached as Exhibit B to this Amendment No. 4.

Section 2.6  Elimination of Pre-Release Transactions.

(a)        Section 1.4 of the Deposit Agreement is hereby amended by deleting such section as of the Effective Date and replacing such section with the following in its stead: “Section 1.4 Reserved.”

(b)        Section 1.13 of the Deposit Agreement is hereby amended by deleting the last sentence of such section as of the Effective Date.

(c)        Section 1.21 of the Deposit Agreement is hereby amended by deleting such section as of the Effective Date and replacing such section with the following in its stead: “Section 1.21 Reserved.”

(d)       Section 2.5 of the Deposit Agreement is hereby amended by deleting the last sentence of such section as of the Effective Date.

(e)        Section 2.12 of the Deposit Agreement is hereby amended by deleting such section as of the Effective Date and replacing such section with the following in its stead:

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“Section 2.12 Restricted ADSs.  The Depositary shall, at the request and expense of the Company, establish procedures enabling the deposit hereunder of Shares that are Restricted Securities in order to enable the holder of such Shares to hold its ownership interests in such Restricted Securities in the form of ADSs issued under the terms hereof (such Shares, ”Restricted Shares“).  Upon receipt of a written request from the Company to accept Restricted Shares for deposit hereunder, the Depositary agrees to establish procedures permitting the deposit of such Restricted Shares and the issuance of ADSs representing the right to receive, subject to the terms of the Deposit Agreement and the applicable ADR (if issued as a Certificated ADS), such deposited Restricted Shares (such ADSs, the “Restricted ADSs,” and the ADRs evidencing such Restricted ADSs, the “Restricted ADRs”).  Notwithstanding anything contained in this Section 2.12, the Depositary and the Company may, to the extent not prohibited by law, agree to issue the Restricted ADSs in uncertificated form (“Uncertificated Restricted ADSs”) upon such terms and conditions as the Company and the Depositary may deem necessary and appropriate.  The Company shall assist the Depositary in the establishment of such procedures and agrees that it shall take all steps necessary and satisfactory to the Depositary to ensure that the establishment of such procedures does not violate the provisions of the Securities Act or any other applicable laws.  The depositors of such Restricted Shares and the Holders of the Restricted ADSs may be required prior to the deposit of such Restricted Shares, the transfer of the Restricted ADRs and Restricted ADSs or the withdrawal of the Restricted Shares represented by Restricted ADSs to provide such written certifications or agreements as the Depositary or the Company may require.  The Company shall provide to the Depositary in writing the legend(s) to be affixed to the Restricted ADRs (if the Restricted ADSs are to be issued as Certificated ADSs), or to be included in the statements issued from time to time to Holders of Uncertificated ADSs (if issued as Uncertificated Restricted ADSs), which legends shall (i) be in a form reasonably satisfactory to the Depositary and (ii) contain the specific circumstances under which the Restricted ADSs, and, if applicable, the Restricted ADRs evidencing the Restricted ADSs, may be transferred or the Restricted Shares withdrawn.  The Restricted ADSs issued upon the deposit of Restricted Shares shall be separately identified on the books of the Depositary and the Restricted Shares so deposited shall, to the extent required by law, be held separate and distinct from the other Deposited Securities held hereunder.  The Restricted ADSs shall not be eligible for inclusion in any book-entry settlement system, including, without limitation, DTC (unless (x) otherwise agreed by the Company and the Depositary, (y) the inclusion of Restricted ADSs is acceptable to the applicable clearing system, and (z) the terms of such inclusion are generally accepted by the Commission for Restricted Securities of that type), and shall not in any way be fungible with the ADSs issued under the terms hereof that are not Restricted ADSs.  The Restricted ADSs, and, if applicable, the Restricted ADRs evidencing the Restricted ADSs, shall be transferable only by the Holder thereof upon delivery to the Depositary of (i) all documentation otherwise contemplated by the Deposit Agreement and (ii) an opinion of counsel satisfactory to the Depositary setting forth, inter alia, the conditions upon which the Restricted ADSs presented, and, if applicable, the Restricted ADRs evidencing the Restricted ADSs, are transferable by the Holder thereof under applicable securities laws and the transfer restrictions contained in the legend applicable to the Restricted ADSs presented for transfer.  Except as set forth in this Section 2.12 and except as required by applicable law, the Restricted ADSs and the Restricted ADRs evidencing Restricted ADSs shall be treated as ADSs and ADRs issued and outstanding under the terms of the Deposit Agreement.  In the event that, in determining the rights and obligations of parties hereto with respect to any Restricted ADSs, any conflict arises between (a) the terms of the Deposit Agreement (other than this Section 2.12) and (b) the terms of (i) this Section 2.12 or (ii) the applicable Restricted ADR, the terms and conditions set forth in this Section 2.12 and of the Restricted ADR shall be controlling and shall govern the rights and obligations of the parties to the Deposit Agreement pertaining to the deposited Restricted Shares, the Restricted ADSs and Restricted ADRs.

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If the Restricted ADRs, the Restricted ADSs and the Restricted Shares cease to be Restricted Securities, the Depositary, upon receipt of (x) an opinion of counsel satisfactory to the Depositary setting forth, inter alia, that the Restricted ADRs, the Restricted ADSs and the Restricted Shares are not as of such time, or in connection with a transaction, Restricted Securities, (y) instructions from the Company and/or the applicable ADS Holder to remove the restrictions applicable to the Restricted ADRs, the Restricted ADSs and the Restricted Shares, and (z) payment of applicable taxes and the ADS fees and charges of the Depositary (as set forth in Section 5.9 and Exhibit B hereto) for each of the issuance, cancellation, transfer and conversion processes undertaken in connection with the removal of the restrictions applicable to the Restricted ADRs, Restricted ADSs and/or Restricted Shares (as the case may be), shall (i) eliminate the distinctions and separations that may have been established between the applicable Restricted Shares held on deposit under this Section 2.12 and the other Shares held on deposit under the terms of the Deposit Agreement that are not Restricted Shares by converting the Restricted ADSs into freely transferable ADSs (which shall entail, inter alia, the cancellation of the Restricted ADSs and the issuance of the corresponding freely transferable ADSs, and instructing the Custodian to transfer the corresponding Shares from and into the applicable custody accounts maintained for the applicable ADS series), (ii) treat the newly unrestricted ADRs and ADSs on the same terms as, and fully fungible with, the other ADRs and ADSs issued and outstanding under the terms of the Deposit Agreement that are not Restricted ADRs or Restricted ADSs, and (iii) take all actions necessary to remove any distinctions, limitations and restrictions previously existing under this Section 2.12 between the applicable Restricted ADRs and Restricted ADSs, respectively, on the one hand, and the other ADRs and ADSs that are not Restricted ADRs or Restricted ADSs, respectively, on the other hand, including, without limitation, by making the newly-unrestricted ADSs eligible for inclusion in the applicable book-entry settlement systems.”

(f)  Section 5.10 of the Deposit Agreement is hereby amended by deleting such section as of the Effective Date and replacing such section with the following in its stead:

“Section 5.10 Certain Rights of the Depositary.  The Depositary, its Affiliates and their agents, on their own behalf, may own and deal in any class of securities of the Company and its Affiliates and in ADSs.”

ARTICLE III
AMENDMENTS TO THE FORM OF ADR

Section 3.1  ADR Amendments.

(a)        The phrase in the top, right-hand corner of the Form of ADR attached as Exhibit A to the Deposit Agreement and in each of the ADRs issued and outstanding under the terms of the Deposit Agreement is hereby amended as of the Effective Date by deleting such phrase in its entirety and inserting the following in its stead:

“CUSIP NUMBER:  _______

American Depositary Shares (each American Depositary Share representing six (6) equity shares)”

(b) The second sentence of the introductory paragraph of the Form of ADR attached as Exhibit A to the Deposit Agreement and in each of the ADRs issued and outstanding under the terms of the Deposit Agreement is hereby amended as of the Effective Date by deleting such sentence in its entirety and inserting the following in its stead:

“As of the date of issuance of this ADR, each ADS represents the right to receive six (6) Shares deposited under the Deposit Agreement (as hereinafter defined) with the Custodian, which at the date of issuance of this ADR is Citibank, N.A. - Mumbai Branch (the “Custodian”).”

(c)        The first sentence of paragraph (1) of the form of ADR attached as Exhibit A to the Deposit Agreement and in each of the ADRs issued and outstanding under the terms of the Deposit Agreement is hereby amended as of the Effective Date by deleting such sentence in its entirety and inserting the following in its stead:

“This American Depositary Receipt is one of an issue of American Depositary Receipts (“ADRs”), all issued and to be issued upon the terms and conditions set forth in the Deposit Agreement, dated as of October 18, 1999, as amended by Amendment No. 1 to Deposit Agreement, dated as of January 6, 2000, as amended by Amendment No. 2 to Deposit Agreement, dated as of September 24, 2002, as supplemented by the Supplemental Letter Agreement, dated as of November 2, 2007, as further amended by Amendment No. 3 to Deposit Agreement, dated as of June 15, 2009, and as further amended by Amendment No. 4 to Deposit Agreement, dated as of October 4, 2024 (as so amended and as further amended and supplemented from time to time, the ”Deposit Agreement“), by and among the Company, the Depositary and all Holders and Beneficial Owners from time to time of ADSs issued thereunder.”

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(d)       Paragraph (10) of the form of ADR attached as Exhibit A to the Deposit Agreement and in each of the ADRs issued and outstanding under the terms of the Deposit Agreement is hereby amended as of the Effective Date by deleting such paragraph in its entirety and inserting the following in its stead:

“(10) ADS Fees and Charges.  The following ADS fees (some of which may be cumulative) are payable under the terms of the Deposit Agreement:

(i) ADS Issuance Fee:  by any person for whom ADSs are issued (e.g., an issuance upon a deposit of Shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason), excluding issuances as a result of distributions described in paragraph (iv) below, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) issued under the terms of the Deposit Agreement;

(ii) ADS Cancellation Fee:  by any person for whom ADSs are being cancelled (e.g., a cancellation of ADSs for Delivery of deposited shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) cancelled;

(iii) Cash Distribution Fee:  by any Holder of ADSs, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements);

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(iv) Stock Distribution /Rights Exercise Fee:  by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of ADSs pursuant to (a) stock dividends or other free stock distributions, or (b) an exercise of rights to purchase additional ADSs;

(v) Other Distribution Fee:  by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of financial instruments, including, without limitation, securities, other than ADSs or rights to purchase additional ADSs (e.g., spin-off shares and contingent value rights);

(vi) Depositary Services Fee:  by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary;

(vii) Registration of ADS Transfer Fee:  by any Holder of ADS(s) being transferred or by any person to whom ADSs are transferred, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) transferred; and

(viii) ADS Conversion Fee:  by any Holder of ADS(s) being converted or by any person to whom the converted ADSs are delivered, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) converted from one ADS series to another ADS series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs into freely transferrable ADSs, and vice versa).

The Company, Holders, Beneficial Owners, persons depositing Shares or withdrawing Deposited Securities in connection with ADS issuances and cancellations, and persons for whom ADSs are issued or cancelled shall be responsible for the following ADS charges (some of which may be cumulative) under the terms of the Deposit Agreement:

(a) taxes (including applicable interest and penalties) and other governmental charges;

(b) such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities on the share register and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(c) such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing Shares or withdrawing Deposited Securities or of the Holders and Beneficial Owners of ADSs;

(d) in connection with the conversion of Foreign Currency, the fees, expenses, spreads, taxes and other charges of the Depositary and/or conversion service providers (which may be a division, branch or Affiliate of the Depositary).  Such fees, expenses, spreads, taxes and other charges shall be deducted from the Foreign Currency;

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(e) any reasonable and customary out-of-pocket expenses incurred in such conversion and/or on behalf of the Holders and Beneficial Owners in complying with currency exchange control or other governmental requirements; and

(f) the fees, charges, costs and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the ADR program.

All ADS fees and charges may, at any time and from time to time, be changed by agreement between the Depositary and Company but, in the case of ADS fees and charges payable by Holders and Beneficial Owners, only in the manner contemplated by paragraph (22) of this ADR and as contemplated in Section 6.1 of the Deposit Agreement.  The Depositary shall provide, without charge, a copy of its latest ADS fee schedule to anyone upon request.

ADS fees and charges for (i) the issuance of ADSs and (ii) the cancellation of ADSs will be payable by the person for whom the ADSs are so issued by the Depositary (in the case of ADS issuances) and by the person for whom ADSs are being cancelled (in the case of ADS cancellations).  In the case of ADSs issued by the Depositary into DTC or presented to the Depositary via DTC, the ADS issuance and cancellation fees and charges will be payable by the DTC Participant(s) receiving the ADSs from the Depositary or the DTC Participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the Beneficial Owner(s) and will be charged by the DTC Participant(s) to the account(s) of the applicable Beneficial Owner(s) in accordance with the procedures and practices of the DTC Participant(s) as in effect at the time.  ADS fees and charges in respect of distributions and the ADS service fee are payable by Holders as of the applicable ADS Record Date established by the Depositary.  In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed.  In the case of (i) distributions other than cash and (ii) the ADS service fee, the applicable Holders as of the ADS Record Date established by the Depositary will be invoiced for the amount of the ADS fees and charges and such ADS fees may be deducted from distributions made to Holders.  For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC and may be charged to the DTC Participants in accordance with the procedures and practices prescribed by DTC from time to time and the DTC Participants in turn charge the amount of such ADS fees and charges to the Beneficial Owners for whom they hold ADSs.  In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series (which may entail the cancellation, issuance and transfer of ADSs and the conversion of ADSs from one series to another series), the applicable ADS issuance, cancellation, transfer and conversion fees will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

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The Depositary may reimburse the Company for certain expenses incurred by the Company in respect of the ADR program established pursuant to the Deposit Agreement, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as the Company and the Depositary agree from time to time.  The Company shall pay to the Depositary such fees and charges, and reimburse the Depositary for such out-of-pocket expenses, as the Depositary and the Company may agree from time to time.  Responsibility for payment of such fees, charges and reimbursements may from time to time be changed by agreement between the Company and the Depositary.  Unless otherwise agreed, the Depositary shall present its statement for such fees, charges and reimbursements to the Company once every three months.  The charges and expenses of the Custodian are for the sole account of the Depositary.

The obligations of Holders and Beneficial Owners to pay ADS fees and charges shall survive the termination of the Deposit Agreement.  As to any Depositary, upon the resignation or removal of such Depositary as described in Section 5.4 of the Deposit Agreement, the right to collect ADS fees and charges shall extend for those ADS fees and charges incurred prior to the effectiveness of such resignation or removal.”

(e) Paragraph (25) of the form of ADR attached as Exhibit A to the Deposit Agreement and in each of the ADRs issued and outstanding under the terms of the Deposit Agreement is hereby amended as of the Effective Date by deleting such paragraph in its entirety and inserting the following in its stead:

“(25) Certain Rights of the Depositary.  The Depositary, its Affiliates and their agents, on their own behalf, may own and deal in any class securities of the Company and its Affiliates and in ADSs.”

Section 3.2  Change of Ratio.  All other references to the ADS-to-Share ratio made in the form of ADR attached as Exhibit A to the Deposit Agreement and in each of the ADRs outstanding, as of the Effective Date, under the terms of the Deposit Agreement shall, as of the Effective Date, refer to the ADS-to-Share ratio of “One (1) ADS to six (6) Shares.”

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1  Representations and Warranties.  The Company represents and warrants to, and agrees with, the Depositary and the Holders and Beneficial Owners, that:

(a) This Amendment No. 4, when executed and delivered by the Company, and the Deposit Agreement and all other documentation executed and delivered by the Company in connection therewith, will be and have been, respectively, duly and validly authorized, executed, and delivered by the Company, and constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b) In order to ensure the legality, validity, enforceability, or admissibility into evidence of this Amendment No. 4 or the Deposit Agreement as amended hereby, or any other document furnished hereunder or thereunder, none of such agreements need to be filed or recorded with any court or other authority in the Republic of India, nor does any stamp or similar tax need be paid in the Republic of India on or in respect of such agreements, provided that stamp duty may be payable if this Amendment No. 4 or the Deposit Agreement are brought to or executed in the Republic of India; and

(c) All of the information provided to the Depositary by the Company in connection with this Amendment No. 4 is true, accurate, and correct.

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ARTICLE V
MISCELLANEOUS

Section 5.1  New ADRs.  From and after the Effective Date, the Depositary shall arrange to have new ADRs printed to reflect the changes to the form of ADR effected by this Amendment No. 4.  All ADRs issued hereunder after the Effective Date, whether upon the deposit of Shares or other Deposited Securities or upon the transfer, combination, or split up of existing ADRs, shall be substantially in the form of the specimen ADR attached as Exhibit A hereto.  ADRs issued prior or subsequent to the date hereof, which do not reflect the changes to the form of ADR effected hereby, must be returned to the Depositary for exchange.  The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

Section 5.2  Notice of Amendment to Holders of ADSs.  The Depositary is hereby directed to send a notice informing the Holders of ADSs, inter alia, (i) of the terms of this Amendment No. 4, (ii) of the Effective Date of this Amendment No. 4, (iii) that the Holder of ADRs, if any, must surrender their ADRs in exchange for new ADRs reflecting the changes effected by this Amendment No. 4, as provided in Section 5.1 hereof, and (iv) that copies of this Amendment No. 4 may be retrieved from the Commission’s website at https://www.sec.gov and may be obtained from the Depositary and the Company upon request.  The notice to Holders of ADSs shall be substantially in the form of Exhibit C attached hereto.

Section 5.3  Indemnification.  The Company agrees to indemnify and hold harmless the Depositary, the Custodian (as defined in the Deposit Agreement) (and any and all of their directors, employees, and officers) for any and all liability it or they may incur as a result of the terms of this Amendment No. 4 and the transactions contemplated herein.

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Section 5.4  Ratification.  Except as expressly amended hereby, the terms, covenants, and conditions of the Deposit Agreement as originally executed shall remain in full force and effect.

Section 5.5  Governing Law.  This Amendment No. 4 shall be governed by and construed in accordance with the laws of the State of New York.

Section 5.6  Counterparts.  This Amendment No. 4 may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts together shall be deemed an original, and all such counterparts together shall constitute one and the same agreement.

[Signature page on following page]

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IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment No. 4 to be executed by representatives thereunto duly authorized as of the date set forth above.

SIFY TECHNOLOGIES LIMITED

By:	/s/ M P Vijay Kumar
	Name:	M P Vijay Kumar
	Title:	Executive Director and CFO

CITIBANK, N.A., as Depositary

By:	/s/ Keith Galfo
	Name:	Keith Galfo
	Title:	Vice President

[Signature Page to Amendment No. 4 to Deposit Agreement]

EXHIBIT A

[FORM OF RECEIPT]

Number	CUSIP NUMBER: _______

American Depositary Shares (each American Depositary Share representing six (6) equity shares)

AMERICAN DEPOSITARY RECEIPT

FOR

AMERICAN DEPOSITARY SHARES

representing

DEPOSITED EQUITY SHARES

of

SIFY TECHNOLOGIES LIMITED

(a limited liability company organized under the laws of the Republic of India)

CITIBANK, N.A., a national banking association organized and existing under the laws of the United States of America, as depositary (the "Depositary"), hereby certifies that _____________is the owner of ______________ American Depositary Shares (hereinafter "ADS"), representing deposited equity shares, including evidence of rights to receive such equity shares (the "Shares") of Sify Technologies Limited, a limited liability company organized under the laws of the Republic of India and previously known as "Satyam Infoway Limited" (the "Company"). As of the date of issuance of this ADR, each ADS represents the right to receive six (6) Shares deposited under the Deposit Agreement (as hereinafter defined) with the Custodian, which at the date of issuance of this ADR is Citibank, N.A. - Mumbai Branch (the “Custodian”). The ratio of American Depositary Shares to Shares is subject to amendment as provided in the Deposit Agreement. The address of the Corporate Agency Office of the Depositary is 388 Greenwich Street, 14th floor, New York, NY 10013.

(1) The Deposit Agreement. This American Depositary Receipt is one of an issue of American Depositary Receipts (“ADRs”), all issued and to be issued upon the terms and conditions set forth in the Deposit Agreement, dated as of October 18, 1999, as amended by Amendment No. 1 to Deposit Agreement, dated as of January 6, 2000, as amended by Amendment No. 2 to Deposit Agreement, dated as of September 24, 2002, as supplemented by the Supplemental Letter Agreement, dated as of November 2, 2007, as further amended by Amendment No. 3 to Deposit Agreement, dated as of June 15, 2009, and as further amended by Amendment No. 4 to Deposit Agreement, dated as of October 4, 2024 (as so amended and as further amended and supplemented from time to time, the ”Deposit Agreement“), by and among the Company, the Depositary and all Holders and Beneficial Owners from time to time of ADSs issued thereunder. The Deposit Agreement sets forth the rights and obligations of Holders and Beneficial Owners of Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property and cash are herein called "Deposited Securities"). Copies of the Deposit Agreement are on file at the Principal Office of the Depositary and with the Custodian.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and the Articles of Association and Memorandum of Association of the Company (as in effect on the date of the signing of the Deposit Agreement) and are qualified by and subject to the detailed provisions of the Deposit Agreement and the Articles of Association and Memorandum of Association, to which reference is hereby made. All capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed thereto in the Deposit Agreement. The Depositary makes no representation or warranty as to the validity or worth of the Deposited Securities. The Depositary has made arrangements for the acceptance of the ADSs into DTC. Each Beneficial Owner of ADSs held through DTC must rely on the procedures of DTC and the DTC Participants to exercise and be entitled to any rights attributable to such ADSs.

A-1

(2) Surrender of Receipts and Withdrawal of Deposited Securities. The Holder of this Receipt (and of the ADSs evidenced hereby) shall be entitled to Delivery (at the Custodian's designated office) to him or upon his order of the Deposited Securities at the time represented by the ADS(s) evidenced hereby upon satisfaction of each of the following conditions: (i) the Holder (or a duly authorized attorney of the Holder) has duly Delivered to the Depositary at its Principal Office the ADSs evidenced hereby (and, if applicable, this Receipt) for the purpose of withdrawal of the Deposited Securities represented thereby, (ii) if so required by the Depositary, this Receipt has been properly endorsed in blank or is accompanied by proper instruments of transfer in blank (including signature guarantees in accordance with standard securities industry practice), (iii) if so required by the Depositary, the Holder of the ADSs has executed and delivered to the Depositary a written order directing the Depositary to cause the Deposited Securities being withdrawn to be Delivered to or upon the written order of the person(s) designated in such order, and (iv) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges (as are set forth in Section 5.9 and Exhibit B hereof) have been paid, subject, however, in each case, to the terms and conditions of this Receipt, of the Deposit Agreement, of the Company's Articles of Association and Memorandum of Association, and of any applicable laws and the rules of the Reserve Bank of India, and to any provisions of or governing the Deposited Securities, in each case as in effect at the time thereof.

Upon satisfaction of each of the conditions specified above, the Depositary (i) shall cancel the ADSs Delivered to it (and, if applicable, the Receipt evidencing the ADSs so Delivered), (ii) shall direct the Registrar to record the cancellation of the ADSs so Delivered on the books maintained for such purpose, and (iii) shall direct the Custodian to Deliver (without unreasonable delay) at the Custodian's designated office the Deposited Securities represented by the ADSs so canceled together with any certificate or other document of title for the Deposited Securities, or evidence of the electronic transfer thereof (if available), as the case may be, to or upon the written order of the person(s) designated in the order delivered to the Depositary for such purpose, subject however, in each case, to the terms and conditions of the Deposit Agreement, of this Receipt, of the Articles of Association and Memorandum of Association of the Company, applicable laws and of the rules of the Reserve Bank of India, and to the terms and conditions of or governing the Deposited Securities, in each case as in effect at the time thereof.

The Depositary shall not accept for surrender ADSs representing less than one Share. In the case of surrender of ADSs representing other than a whole number of Shares, the Depositary shall cause ownership of the appropriate whole number of Shares to be Delivered in accordance with the terms hereof, and shall, at the discretion of the Depositary, either (i) return to the person surrendering such ADSs the number of ADSs representing any remaining fractional Share, or (ii) sell or cause to be sold the fractional Share represented by the ADS(s) so surrendered and remit the proceeds of such sale (net of (a) applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes withheld) to the person surrendering the ADSs. Notwithstanding anything else contained in this Receipt or the Deposit Agreement, the Depositary may make delivery at the Principal Office of the Depositary of (i) any cash dividends or cash distributions, or (ii) any proceeds from the sale of any distributions of shares or rights, which are at the time held by the Depositary in respect of the Deposited Securities represented by the ADSs evidenced by this Receipt. At the request, risk and expense of any Holder so surrendering ADSs, represented by this Receipt, and for the account of such Holder, the Depositary shall direct the Custodian to forward (to the extent permitted by law) any cash or other property (other than securities) held by the Custodian in respect of the Deposited Securities represented by such ADSs to the Depositary for delivery at the Principal Office of the Depositary. Such direction shall be given by letter or, at the request, risk and expense of such Holder, by cable, telex or facsimile transmission.

(3) Transfer, Combination and Split-Up of Receipts. The Registrar shall promptly register the transfer of this Receipt (and of the ADSs represented thereby) on the books maintained for such purpose and the Depositary shall cancel this Receipt and execute new Receipts evidencing the same aggregate number of ADSs as those evidenced by this Receipt when canceled, shall cause the Registrar to countersign such new Receipts and shall Deliver such new Receipts to or upon the order of the person entitled thereto, if each of the following conditions has been satisfied: (i) this Receipt has been duly Delivered by the Holder (or by a duly authorized attorney of the Holder) to the Depositary at its Principal Office for the purpose of effecting a transfer thereof, (ii) this Receipt has been properly endorsed or is accompanied by proper instruments of transfer (including signature guarantees in accordance with standard securities industry practice), (iii) this Receipt has been duly stamped (if required by the laws of the State of New York or of the United States), and (iv) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges (as are set forth in Section 5.9 and Exhibit B to the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of this Receipt, of the Deposit Agreement and of applicable law.

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The Registrar shall promptly register the split-up or combination of this Receipt (and of the ADSs represented hereby) on the books maintained for such purpose and the Depositary shall cancel this Receipt and execute new Receipts for the number of ADSs requested, but in the aggregate not exceeding the number of ADSs evidenced by this Receipt when canceled by the Depositary, shall cause the Registrar to countersign such new Receipts and shall Deliver such new Receipts to or upon the order of the Holder thereof, if each of the following conditions has been satisfied: (i) this Receipt has been duly Delivered by the Holder (or by a duly authorized attorney of the Holder) to the Depositary at its Principal Office for the purpose of effecting a split-up or combination hereof, and (ii) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and government charges (as are set forth in Section 5.9 and Exhibit B to the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of this Receipt, of the Deposit Agreement and of applicable law.

(4) Pre-Conditions to Registration, Transfer, Etc. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any Receipt, the delivery of any distribution thereon, or the withdrawal of any Deposited Securities, the Depositary or the Custodian may require (i) payment from the depositor of Shares or presenter of ADSs or of a Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees and charges of the Depositary as provided in the Deposit Agreement and in this Receipt, (ii) the production of proof satisfactory to it as to the identity and genuineness of any signature or any other matters contemplated in the Deposit Agreement, and (iii) compliance with (A) any laws or governmental regulations relating to the execution and delivery of Receipts or ADSs or to the withdrawal of Deposited Securities and (B) such reasonable regulations of the Depositary and the Company may establish consistent with the Deposit Agreement and applicable law.

The issuance of ADSs against deposits of Shares generally or against deposits of particular Shares may be suspended, or the delivery of ADSs against the deposit of particular Shares may be withheld, or the registration of transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts generally may be suspended, during any period when the transfer books of the Company, the Depositary, a Registrar or the Share Registrar, if any, are closed or if any such action is deemed necessary or advisable by the Depositary or the Company, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange upon which the Receipts or Shares are listed, or under any provision of the Deposit Agreement or this Receipt, or under any provision of, or governing, the Deposited Securities, or because of a meeting of shareholders of the Company or for any other reason, subject in all cases to Article (24) hereof. Notwithstanding any provision of the Deposit Agreement or this Receipt to the contrary, Holders are entitled to surrender outstanding ADSs to withdraw the Deposited Securities at any time subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders' meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges, (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities, and (iv) other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).

(5) Compliance With Information Requests. Notwithstanding any other provision of the Deposit Agreement or this Receipt, each Holder and Beneficial Owner of the ADSs represented hereby agrees to comply with the laws of the Republic of India, the rules and requirements of the Securities and Exchange Board of India, Reserve Bank of India, and of any stock exchange on which Shares or ADSs are, or will be registered, traded or listed or the Articles of Association and Memorandum of Association of the Company, which require notification to the Company of interest in Deposited Securities, inter alia, as to certain acquisition or disposition of shares (or share equivalents) the capacity in which such Holder or Beneficial Owner owns ADSs (and Shares, as the case may be) and regarding the identity of any other person(s) then or previously interested in such ADSs and the nature of such interest and various other matters, whether or not they are Holders and/or Beneficial Owners at the time of such request.

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(6) Ownership Restrictions. Notwithstanding any provision of this Receipt or of the Deposit Agreement, the Company may restrict transfers of the Shares where such transfer might result in ownership of Shares exceeding limits imposed under applicable law and regulation, or the Articles of Association and Memorandum of Association of the Company. The Company may also restrict, in such manner as it deems appropriate, transfers of ADSs where such transfer may result in the total number of Shares represented by the ADSs owned by a single Holder or Beneficial Owner to exceed any such limits. The Company may, in its sole discretion but subject to applicable law, instruct the Depositary to take action with respect to the ownership interest of any Holder or Beneficial Owner in excess of the limits set forth in the preceding sentence, including but not limited to, the imposition of restrictions on the transfer of ADSs, the removal or limitation of voting rights or a mandatory sale or disposition on behalf of a Holder or Beneficial Owner of the Shares represented by the ADSs held by such Holder or Beneficial Owner in excess of such limitations, if and to the extent such disposition is permitted by applicable law and the Articles of Association and Memorandum of Association of the Company.

(7) Liability of Holder for Taxes and Other Charges. If any tax or other governmental charge shall become payable with respect to any Receipt or any Deposited Securities or ADSs, such tax, or other governmental charge shall be payable by the Holders and Beneficial Owners to the Depositary. The Company, the Custodian and/or Depositary may withhold or deduct from any distributions made in respect of Deposited Securities and may sell for the account of Holder and/or Beneficial Owner any or all of the Deposited Securities and apply such distributions and sale proceeds in payment of such taxes (including applicable interest and penalties) or charges, the Holder and the Beneficial Owner hereof remaining liable for any deficiency. The Custodian may refuse the deposit of Shares and the Depositary may refuse to issue ADSs, to deliver Receipts, register the transfer, split-up or combination of ADRs and (subject to Article (24) hereof) the withdrawal of Deposited Securities until payment in full of such tax, charge, penalty or interest is received. Every Holder and Beneficial Owner may be required from time to time to indemnify the Depositary, the Company, the Custodian, and any of their agents, officers, employees and Affiliates for, and to hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for such Holder and/or Beneficial Owner.

(8) Representations and Warranties of Depositors. Each person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor are validly issued and outstanding, fully paid and nonassessable and that any preemptive rights have been validly waived or exercised, and that the person making such deposit is duly authorized so to do. Except as contemplated by Section 2.12 of the Deposit Agreement each such person shall also be deemed to represent that Shares deposited by that person are not Restricted Securities, and that the deposit of Shares or sale of Receipts by that person is not restricted, under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and issuance of Receipts or adjustments in the Depositary's records in respect thereof.

(9) Filing Proofs, Certificates and Other Information. Any person presenting Shares for deposit, any Holder and any Beneficial Owner may be required by the Company or the Depositary, and every Holder and Beneficial Owner agrees, from time to time to provide to the Depositary, the Company and the Custodian such proof of citizenship or residence, taxpayer status, payment of all applicable taxes or other governmental charges, exchange control approval and approval for deposit, legal or beneficial ownership of ADSs and Deposited Securities, compliance with applicable laws and regulations and the terms of the Deposit Agreement and the provisions of, or governing, the Deposited Securities, to execute such certifications and to make such representations and warranties, and to provide such other information or documentation (or, in the case of Shares in registered form presented for deposit, such information relating to the registration of Shares on the books of the Shares Registrar) as the Depositary or the Custodian may deem necessary or proper or as the Company may reasonably require by written request to the Depositary consistent with its obligations under the Deposit Agreement. Subject to Article (24) hereof and the terms of the Deposit Agreement, the Depositary and the Registrar, as applicable, may withhold the execution or Delivery or registration of transfer of any Receipt or the distribution or sale of any dividend or other distribution of rights or of the proceeds thereof or, to the extent not limited by Article 24 hereof, the Delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed, or such representations are made or such information and documentation are provided, in each case to the Depositary's, the Registrar's and the Company's satisfaction.

A-4

(10) ADS Fees and Charges.  The following ADS fees (some of which may be cumulative) are payable under the terms of the Deposit Agreement:

(i) ADS Issuance Fee:  by any person for whom ADSs are issued (e.g., an issuance upon a deposit of Shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason), excluding issuances as a result of distributions described in paragraph (iv) below, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) issued under the terms of the Deposit Agreement;

(ii) ADS Cancellation Fee:  by any person for whom ADSs are being cancelled (e.g., a cancellation of ADSs for Delivery of deposited shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) cancelled;

(iii) Cash Distribution Fee:  by any Holder of ADSs, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements);

(iv) Stock Distribution /Rights Exercise Fee:  by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of ADSs pursuant to (a) stock dividends or other free stock distributions, or (b) an exercise of rights to purchase additional ADSs;

(v) Other Distribution Fee:  by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of financial instruments, including, without limitation, securities, other than ADSs or rights to purchase additional ADSs (e.g., spin-off shares and contingent value rights);

(vi) Depositary Services Fee:  by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary;

(vii) Registration of ADS Transfer Fee:  by any Holder of ADS(s) being transferred or by any person to whom ADSs are transferred, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) transferred; and

(viii) ADS Conversion Fee:  by any Holder of ADS(s) being converted or by any person to whom the converted ADSs are delivered, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) converted from one ADS series to another ADS series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs into freely transferrable ADSs, and vice versa).

The Company, Holders, Beneficial Owners, persons depositing Shares or withdrawing Deposited Securities in connection with ADS issuances and cancellations, and persons for whom ADSs are issued or cancelled shall be responsible for the following ADS charges (some of which may be cumulative) under the terms of the Deposit Agreement:

(a) taxes (including applicable interest and penalties) and other governmental charges;

(b) such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities on the share register and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(c) such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing Shares or withdrawing Deposited Securities or of the Holders and Beneficial Owners of ADSs;

(d) in connection with the conversion of Foreign Currency, the fees, expenses, spreads, taxes and other charges of the Depositary and/or conversion service providers (which may be a division, branch or Affiliate of the Depositary).  Such fees, expenses, spreads, taxes and other charges shall be deducted from the Foreign Currency;

(e) any reasonable and customary out-of-pocket expenses incurred in such conversion and/or on behalf of the Holders and Beneficial Owners in complying with currency exchange control or other governmental requirements; and

(f) the fees, charges, costs and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the ADR program.

All ADS fees and charges may, at any time and from time to time, be changed by agreement between the Depositary and Company but, in the case of ADS fees and charges payable by Holders and Beneficial Owners, only in the manner contemplated by paragraph (22) of this ADR and as contemplated in Section 6.1 of the Deposit Agreement.  The Depositary shall provide, without charge, a copy of its latest ADS fee schedule to anyone upon request.

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ADS fees and charges for (i) the issuance of ADSs and (ii) the cancellation of ADSs will be payable by the person for whom the ADSs are so issued by the Depositary (in the case of ADS issuances) and by the person for whom ADSs are being cancelled (in the case of ADS cancellations).  In the case of ADSs issued by the Depositary into DTC or presented to the Depositary via DTC, the ADS issuance and cancellation fees and charges will be payable by the DTC Participant(s) receiving the ADSs from the Depositary or the DTC Participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the Beneficial Owner(s) and will be charged by the DTC Participant(s) to the account(s) of the applicable Beneficial Owner(s) in accordance with the procedures and practices of the DTC Participant(s) as in effect at the time.  ADS fees and charges in respect of distributions and the ADS service fee are payable by Holders as of the applicable ADS Record Date established by the Depositary.  In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed.  In the case of (i) distributions other than cash and (ii) the ADS service fee, the applicable Holders as of the ADS Record Date established by the Depositary will be invoiced for the amount of the ADS fees and charges and such ADS fees may be deducted from distributions made to Holders.  For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC and may be charged to the DTC Participants in accordance with the procedures and practices prescribed by DTC from time to time and the DTC Participants in turn charge the amount of such ADS fees and charges to the Beneficial Owners for whom they hold ADSs.  In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series (which may entail the cancellation, issuance and transfer of ADSs and the conversion of ADSs from one series to another series), the applicable ADS issuance, cancellation, transfer and conversion fees will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

The Depositary may reimburse the Company for certain expenses incurred by the Company in respect of the ADR program established pursuant to the Deposit Agreement, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as the Company and the Depositary agree from time to time.  The Company shall pay to the Depositary such fees and charges, and reimburse the Depositary for such out-of-pocket expenses, as the Depositary and the Company may agree from time to time.  Responsibility for payment of such fees, charges and reimbursements may from time to time be changed by agreement between the Company and the Depositary.  Unless otherwise agreed, the Depositary shall present its statement for such fees, charges and reimbursements to the Company once every three months.  The charges and expenses of the Custodian are for the sole account of the Depositary.

The obligations of Holders and Beneficial Owners to pay ADS fees and charges shall survive the termination of the Deposit Agreement.  As to any Depositary, upon the resignation or removal of such Depositary as described in Section 5.4 of the Deposit Agreement, the right to collect ADS fees and charges shall extend for those ADS fees and charges incurred prior to the effectiveness of such resignation or removal.

(11) Title to Receipts. It is a condition of this Receipt, and every successive Holder of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt (and to each ADS evidenced hereby) shall be transferable on the same terms as a certificated security under the laws of the State of New York, provided that the Receipt has been properly endorsed or is accompanied by proper instruments of transfer. Notwithstanding any notice to the contrary, the Depositary and the Company may deem and treat the Holder of this Receipt (that is, the person in whose name this Receipt is registered on the books of the Depositary) as the absolute owner thereof for all purposes. Neither the Company nor the Depositary shall have any obligation nor be subject to any liability under the Deposit Agreement or this Receipt to any holder of this Receipt or any Beneficial Owner unless such holder is the registered Holder of this Receipt or, in the case of a Beneficial Owner, such Beneficial Owner or the Beneficial Owner's representative is the registered Holder thereof.

(12) Validity of Receipt. This Receipt (and the American Depositary Shares represented hereby) shall not be entitled to any benefits under the Deposit Agreement or be valid or enforceable for any purpose against the Depositary or the Company unless this Receipt has been (i) dated, (ii) signed by the manual or facsimile signature of a duly authorized signatory of the Depositary, (iii) countersigned by the manual or facsimile signature of a duly authorized signatory of the Registrar, and (iv) registered in the books maintained by the Registrar for the registration of issuances and transfers of Receipts. Receipts bearing the facsimile signature of a duly-authorized signatory of the Depositary or the Registrar, who at the time of signature was a duly authorized signatory of the Depositary or the Registrar, as the case may be, shall bind the Depositary, notwithstanding the fact that such signatory has ceased to be so authorized prior to the delivery of such Receipt by the Depositary.

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(13) Available Information; Reports; Inspection of Transfer Books. The Company is subject to the periodic reporting requirements of the Exchange Act and accordingly files certain information with the Commission. These reports and documents can be inspected and copied at the public reference facilities maintained by the Commission located at 100 F St., N.E., Washington, D.C. 20549. The Depositary shall make available for inspection by Holders at its Principal Office any reports and communications, including any proxy soliciting materials, received from the Company which are both (a) received by the Depositary, the Custodian, or the nominee of either of them as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company.

The Registrar shall keep books for the registration of issuances and transfers of Receipts which at all reasonable times shall be open for inspection by the Company and by the Holders of such Receipts, provided that such inspection shall not be, to the Registrar's knowledge, for the purpose of communicating with Holders of such Receipts in the interest of a business or object other than the business of the Company or other than a matter related to the Deposit Agreement or the Receipts.

The Registrar may close the transfer books with respect to the Receipts, at any time or from time to time, when deemed necessary or advisable by it in good faith in connection with the performance of its duties hereunder, or at the reasonable written request of the Company subject, in all cases, to Article (24) hereof.

Dated:

CITIBANK, N.A. Transfer Agent and Registrar	CITIBANK, N.A. as Depositary

By:________________________	By: __________________________
Authorized Signatory	Vice President

The address of the Corporate Agency Office of the Depositary is 388 Greenwich Street, New York, New York 10013, U.S.A.

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[FORM OF REVERSE OF RECEIPT]

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS

OF THE DEPOSIT AGREEMENT

(14) Dividends and Distributions in Cash, Shares, etc. Whenever the Depositary receives confirmation from the Custodian of receipt of any cash dividend or other cash distribution on any Deposited Securities, or receives proceeds from the sale of any Shares, rights securities or other entitlements under the Deposit Agreement, the Depositary will (i) if at the time of receipt thereof any amounts received in a Foreign Currency can in the judgment of the Depositary (upon the terms of the Deposit Agreement), be converted on a practicable basis into Dollars transferable to the United States, promptly convert or cause to be converted such dividend, distribution or proceeds into Dollars (upon the terms of the Deposit Agreement), (ii) if applicable, establish the ADS Record Date upon the terms described in Section 4.9, and (iii) promptly distribute the amount thus received (net of (a) applicable fees and charges of, and expenses incurred by, the Depositary as provided in the Deposit Agreement and (b) taxes withheld) to the Holders entitled thereto as of the ADS Record Date in proportion to the number of ADS held as of the ADS Record Date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any Holder a fraction of one cent, and any balance not so distributed shall be held by the Depositary (without liability for interest thereon) and shall be added to and become part of the next sum received by the Depositary for distribution to Holders of ADSs then outstanding. If the Company, the Custodian or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, duties or other governmental charges, the amount distributed to Holders on the ADSs representing such Deposited Securities shall be reduced accordingly. Such withheld amounts shall be forwarded by the Company, the Custodian or the Depositary to the relevant governmental authority.

If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Company shall or cause such Shares to be deposited with the Custodian and registered, as the case may be, in the name of the Depositary, the Custodian or their respective nominees. Upon receipt of confirmation of such deposit from the Custodian, the Depositary shall, subject to and in accordance with the Deposit Agreement, establish the ADS Record Date and either (i) the Depositary shall distribute to the Holders as of the ADS Record Date in proportion to the number of ADSs held as of the ADS Record Date, additional ADSs, which represent in aggregate the number of Shares received as such dividend, or free distribution, subject to the terms of the Deposit Agreement (including, without limitation, (a) the applicable fees and charges of, and expenses incurred by, the Depositary as provided in the Deposit Agreement and (b) taxes), or (ii) if additional ADSs are not so distributed, each ADS issued and outstanding after the ADS Record Date shall, to the extent permissible by law, thenceforth also represent rights and interest in the additional integral number of Shares distributed upon the Deposited Securities represented thereby (net (a) of the applicable fees and charges of, and the expenses incurred by, the Depositary, as provided in the Deposit Agreement and (b) taxes). In lieu of delivering fractional ADSs, the Depositary shall sell the number of Shares or ADSs, as the case may be, represented by the aggregate of such fractions and distribute the net proceeds upon the terms set forth in the Deposit Agreement.

In the event that the Depositary determines that any distribution in property (including Shares) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, or, if the Company in the fulfillment of its obligations under the Deposit Agreement, has furnished an opinion of U.S. counsel determining that Shares must be registered under the Securities Act or other laws in order to be distributed to Holders (and no such registration statement has been declared effective), the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable and the Depositary shall distribute the net proceeds of any such sale (after deduction of such (a) taxes and (b) fees and charges of, and expenses incurred by, the Depositary) to Holders entitled thereto upon the terms of the Deposit Agreement. The Depositary shall hold and/or distribute any unsold balance of such property in accordance with the provisions of the Deposit Agreement.

Upon timely receipt of a notice indicating that the Company wishes an elective distribution to be made available to Holders upon the terms described in the Deposit Agreement, the Company and the Depositary shall determine whether such distribution is lawful and reasonably practicable. If so, the Depositary shall, to the extent permitted by law and subject to the terms and conditions of the Deposit Agreement, distribute either (x) cash as in the case of a cash distribution or (y) additional ADSs representing such additional Shares as in the case of a distribution of Shares. In either case, the Depositary shall, subject to the terms and conditions of the Deposit Agreement, establish and ADS record date according to paragraph (16) and establish procedures to enable the Holder hereof to elect to receive the proposed distribution in cash or in additional ADSs. If a Holder elects to receive the distribution in cash, the dividend shall be distributed as in the case of a distribution in cash. If the Holder hereof elects to receive the distribution in additional ADSs, the distribution shall be distributed as in the case of a distribution in Shares. Nothing herein or in the Deposit Agreement shall obligate the Depositary to make available to the Holder hereof a method to receive the elective distribution in Shares (rather than ADSs). There can be no assurance that the Holder hereof will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Shares.

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Upon timely receipt by the Depositary of a notice indicating that the Company wishes rights to subscribe for additional Shares to be made available to Holders of ADSs, the Depositary upon consultation with the Company, shall determine, whether it is lawful and reasonably practicable to make such rights available to the Holders. The Depositary shall make such rights available to any Holders only if (i) the Company shall have requested that such rights be made available to Holders, (ii) the Depositary shall have received the documentation contemplated in the Deposit Agreement, and (iii) the Depositary shall have determined, in consultation with the Company, that such distribution of rights is reasonably practicable. If such conditions are not satisfied, the Depositary shall sell the rights as described below. In the event all conditions set forth above are satisfied, the Depositary shall establish an ADS Record Date (upon the terms described in the Deposit Agreement) and establish procedures (x) to distribute rights to purchase additional ADSs (by means of warrants or otherwise), (y) to enable the Holders to exercise the rights (upon payment of the subscription price and of the applicable (a) fees and charges of, and expenses incurred by, the Depositary as provided in the Deposit Agreement and (b) taxes), and (z) to deliver ADSs upon the valid exercise of such rights. Nothing herein or in the Deposit Agreement shall obligate the Depositary to make available to the Holders a method to exercise rights to subscribe for Shares (rather than ADSs). If (i) the Company does not request the Depositary to make the rights available to Holders or if the Company requests that the rights not be made available to Holders, (ii) the Depositary fails to receive the documentation required by the Deposit Agreement or determines in consultation with the Company, that it is not reasonably practicable to make the rights available to Holders, or (iii) any rights made available are not exercised and appear to be about to lapse, the Depositary shall determine whether it is lawful and reasonably practicable to sell such rights, in a riskless principal capacity, at such place and upon such terms (including public or private sale) as it may deem proper. The Depositary shall, upon such sale, convert and distribute proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the Depositary and taxes) upon the terms hereof and of the Deposit Agreement. If the Depositary is unable to make any rights available to Holders or to arrange for the sale of the rights upon the terms described above, the Depositary shall allow such rights to lapse. The Depositary shall not be responsible for (i) any failure to determine that it may be practicable to make such rights available to Holders in general or any Holders in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale or exercise, or (iii) the content of any materials forwarded to the ADR Holders on behalf of the Company in connection with the rights distribution.

Notwithstanding anything herein or in the Deposit Agreement to the contrary, if registration (under the Securities Act or any other applicable law) of the rights or the securities to which any rights relate is required in order for the Company to offer such rights or such securities to Holders and to sell the securities represented by such rights, the Depositary will not distribute such rights to the Holders (i) unless and until a registration statement under the Securities Act (or other applicable law) covering such offering is in effect or (ii) unless the Company furnishes the Depositary opinion(s) of counsel for the Company in the United States and counsel to the Company in any other applicable country in which rights would be distributed in each case reasonably satisfactory to the Depositary, to the effect that the offering and sale of such securities to Holders and Beneficial Owners are exempt from, or do not require registration under, the provisions of the Securities Act or any other applicable laws. In the event that the Company, the Depositary or the Custodian shall be required to withhold and does withhold from any distribution of property (including rights) an amount on account of taxes or other governmental charges, the amount distributed to the Holders of ADSs representing such Deposited Securities shall be reduced accordingly. In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable to pay any such taxes or charges.

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There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to exercise rights on the same terms and conditions as the holders of Shares or to exercise such rights. Nothing herein or in the Deposit Agreement shall obligate the Company to file any registration statement in respect of any rights or Shares or other securities to be acquired upon the exercise of such rights.

Upon receipt of a notice indicating that the Company wishes property other than cash, Shares or rights to purchase additional Shares, to be made to Holders of ADSs, the Depositary shall determine whether such distribution to Holders is lawful and reasonably practicable. The Depositary shall not make such distribution unless (i) the Company shall have requested the Depositary to make such distribution to Holders, (ii) the Depositary shall have received the documentation contemplated in the Deposit Agreement, and (iii) the Depositary shall have determined that such distribution is reasonably practicable. Upon satisfaction of such conditions, the Depositary shall distribute the property so received to the Holders of record, as of the ADS Record Date, in proportion to the number of ADSs held by them respectively and in such manner as the Depositary may deem practicable for accomplishing such distribution (i) upon receipt of payment or net of the applicable fees and charges of, and expenses incurred by, the Depositary, and (ii) net of any taxes withheld. The Depositary may dispose of all or a portion of the property so distributed and deposited, in such amounts and in such manner (including public or private sale) as the Depositary may deem practicable or necessary to satisfy any taxes (including applicable interest and penalties) or other governmental charges applicable to the distribution.

If the conditions above are not satisfied, the Depositary shall sell or cause such property to be sold in a public or private sale, at such place or places and upon such terms as it may deem proper and shall (i) cause the proceeds of such sale, if any, to be converted into Dollars and (ii) distribute the proceeds of such conversion received by the Depositary (net of (a) applicable fees and charges of, and expenses incurred by, the Depositary as provided in the Deposit Agreement (b) taxes) to the Holders upon the terms hereof and of the Deposit Agreement. If the Depositary is unable to sell such property, the Depositary may dispose of such property in any way it deems reasonably practicable under the circumstances.

(15) Redemption. Upon timely receipt of notice from the Company that it intends to exercise its right of redemption in respect of any of the Deposited Securities, and a satisfactory opinion of counsel, and upon determining that such proposed redemption is practicable, the Depositary shall (to the extent practicable) mail to each Holder a notice setting forth the Company's intention to exercise the redemption rights and any other particulars set forth in the Company's notice to the Depositary. Upon receipt of confirmation that the redemption has taken place and that funds representing the redemption price have been received, the Depositary shall convert, transfer, distribute the proceeds (net of applicable (a) fees and charges of, and expenses incurred by, the Depositary as provided in the Deposit Agreement, and (b) taxes), retire ADSs and cancel ADRs upon delivery of such ADSs by Holders thereof upon the terms of the Deposit Agreement. If less than all outstanding Deposited Securities are redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as may be determined by the Depositary. The redemption price per ADS shall be the dollar equivalent of per share amount received by the Depositary upon the redemption of the Deposited Securities represented by American Depositary Shares (subject to the terms of the Deposit Agreement and the applicable fees and charges of, and expenses incurred by, the Depositary, and taxes) multiplied by the number of Units or Deposited Securities represented by each ADS redeemed.

(16) Fixing of ADS Record Date. Whenever the Depositary shall receive notice of the fixing of a record date by the Company for the determination of holders of Deposited Securities entitled to receive any distribution (whether in cash, Shares, rights or other distribution), or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each ADS, or whenever the Depositary shall receive notice of any meeting of, or solicitation of consents or proxies of, holders of Shares or other Deposited Securities, or whenever the Depositary shall find it necessary or convenient in connection with the giving of any notice, solicitation of any consent or any other matter, the Depositary shall fix a record date ("ADS Record Date") for the determination of the Holders of Receipts who shall be entitled to receive such distribution, to give instructions for the exercise of voting rights at any such meeting, or to give or withhold such consent, or to receive such notice or solicitation or to otherwise take action, or to exercise the rights of Holders with respect to such changed number of Shares represented by each ADS. Subject to applicable law and the terms and conditions of this Receipt and the Deposit Agreement, only the Holders of Receipts at the close of business in New York on such ADS Record Date shall be entitled to receive such distributions, to give such instructions, to receive such notice or solicitation, or otherwise take action.

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(17) Voting of Deposited Securities. As soon as practicable after receipt of notice of any meeting at which the holders of Shares are entitled to vote, or of solicitation of consents or proxies from holders of Shares or other Deposited Securities, the Depositary shall fix the ADS Record Date in respect of such meeting or solicitation of such consent or proxy. The Depositary shall (if requested in writing in a timely manner by the Company, at the Company's expense and provided no U.S. legal prohibitions exist) mail to Holders: (a) such notice of meeting or solicitation of consent or proxies, (b) a statement that the Holders as of the ADS Record Date will be entitled, subject to any applicable law, the Company's Articles of Association and Memorandum of Association and the provisions of or governing Deposited Securities (which provisions, if any, shall be summarized in pertinent part by the Company), to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Shares or other Deposited Securities represented by such Holder's ADS and (c) a brief statement as to the manner in which such instructions may be given. Upon the timely receipt of voting instructions from a Holder of ADSs on the ADS Record Date in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law the provisions of the Deposit Agreement, the provisions of the Articles of Association and Memorandum of Association of the Company and the provisions of the Deposited Securities, to vote or cause the Custodian to vote the Shares and/or other Deposited Securities represented by ADSs held by such Holder, either on a show of hands, in which case the Custodian shall be instructed to vote in accordance with instructions received from Holders of a majority of the American Depositary Shares for which instructions have been given to the Depositary, or on a poll, in which case the Custodian shall be instructed to vote in accordance with the instructions received from the Holders giving instructions.

The Company's Articles of Association and Memorandum of Association provide that a poll may be demanded at any general meeting by a holder or holders holding (a) at least 10% of the total Shares entitled to vote on a resolution or (b) Shares with an aggregate paid up capital of at least Rs.50,000. As a result, unless specifically instructed by a Holder or Holders holding (a) at least 10% of the total Shares (represented by such Holder(s)' American Depositary Shares) entitled vote on a resolution or (b) Shares (represented by such Holder(s)' American Depositary Shares) with an aggregate paid up capital of at least Rs.50,000, the Custodian, acting on behalf of the Holders upon the instructions of the Depositary, may not join in demanding a poll. The Company's Articles of Association and Memorandum of Association (as in effect on the date hereof), further provide that the Chairman of the Board of the Company shall cast the deciding vote, in the event of a tie.

Neither the Depositary nor the Custodian shall, under any circumstances exercise any discretion as to voting and neither the Depositary nor the Custodian shall vote, attempt to exercise the right to vote, or in any way make use of, the Shares or other Deposited Securities represented by ADS except pursuant to and in accordance with such written instructions from Holders. If voting instructions are received by the Depositary from any Holder on or before the date established by the Depositary for the receipt of such instructions, which are signed but without further indication as to specific instructions, the Depositary will deem such Holder to have instructed the Depositary to vote in favor of the items set forth in such instructions. Shares or other Deposited Securities represented by ADS for which no specific voting instructions are received by the Depositary from the Holder shall not be voted. Notwithstanding anything else contained in the Deposit Agreement or this Receipt, the Depositary shall not have any obligation to take any action with respect to any meeting, or solicitation or consents or proxies, of holders of Shares or other Deposited Securities if the taking of such action would violate U.S. laws. The Company agrees to take any and all actions reasonably necessary to enable Holders and Beneficial Owners to exercise the voting rights accruing to the Shares or other Deposited Securities and to deliver to the Depositary an opinion of U.S. counsel addressing any actions requested to be taken if so requested by the Depositary. There can be no assurance that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable the Holder to return voting instructions to the Depositary in a timely manner.

(18) Changes Affecting Deposited Securities. Upon any change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or the Custodian in exchange for, or in conversion of or replacement of or otherwise in respect of, such Deposited Securities shall, to the extent permitted by law, be treated as new Deposited Securities under the Deposit Agreement, and the Receipts shall, subject to the provisions of the Deposit Agreement and applicable law, evidence ADSs representing the right to receive such additional securities. The Depositary may, with the Company's approval, and shall, if the Company shall so request, subject to the terms of the Deposit Agreement and receipt of satisfactory documentation contemplated by the Deposit Agreement, execute and deliver additional Receipts as in the case of a stock dividend on the Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts, in either case, as well as in the event of newly deposited Shares, with necessary modifications to the form of Receipt contained in this Exhibit A to the Deposit Agreement, specifically describing such new Deposited Securities or corporate change. Notwithstanding the foregoing, in the event that any security so received may not be lawfully distributed to some or all Holders, the Depositary may, with the Company's approval, and shall if the Company requests, subject to receipt of satisfactory legal documentation contemplated in the Deposit Agreement, sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the net proceeds of such sales (net of (a) fees and charges of, and expenses incurred by, the Depositary as provided in the Deposit Agreement and (b) taxes) for the account of the Holders otherwise entitled to such securities and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash pursuant to the Deposit Agreement. The Depositary shall not be responsible for (i) any failure to determine that it may be lawful or feasible to make such securities available to Holders in general or any Holder in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or (iii) any liability to the purchaser of such securities.

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(19) Exoneration. Neither the Depositary nor the Company shall be obligated to do or perform any act which is inconsistent with the provisions of the Deposit Agreement or incur any liability to any Holder or Beneficial Owner (i) if the Depositary or the Company shall be prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement and this Receipt, by reason of any provision of any present or future law or regulation of the United States, the Republic of India or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future of the Articles of Association and Memorandum of Association of the Company or any provision of or governing any Deposited Securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure), (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement or in the Articles of Association and Memorandum of Association of the Company or provisions of or governing Deposited Securities, (iii) for any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, any Beneficial Owner or authorized representative thereof, or any other person believed by it in good faith to be competent to give such advice or information, (iv) for any inability by a Holder or Beneficial Owner to benefit from any distribution, offering, right or other benefit which is made available to holders of Deposited Securities but is not, under the terms of this Deposit Agreement, made available to Holders of ADS or (v) for any consequential or punitive damages for any breach of the terms of this Deposit Agreement. The Depositary, its controlling persons, its agents, any Custodian and the Company, its controlling persons and its agents may rely and shall be protected in acting upon any written notice, request or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. No disclaimer of liability under the Securities Act is intended by any provision of the Deposit Agreement or this Receipt.

(20) Standard of Care. The Company and its agents assume no obligation and shall not be subject to any liability under this Deposit Agreement or the Receipts to Holders or Beneficial Owners or other persons, except that the Company and its agents agree to perform their obligations specifically set forth in this Deposit Agreement without negligence or bad faith. The Depositary and its agents assume no obligation and shall not be subject to any liability under this Deposit Agreement or the Receipts to Holders or Beneficial Owners or other persons, except that the Depositary and its agents agree to perform their obligations specifically set forth in this Deposit Agreement without negligence or bad faith. The Depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any vote is cast or the effect of any vote, provided that any such action or omission is in good faith and in accordance with the terms of this Deposit Agreement. The Depositary shall not incur any liability for any failure to determine that any distribution or action may be lawful or reasonably practicable, for the content of any information submitted to it by the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities or for any tax consequences that may result from the ownership of ADSs, Shares or Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of this Deposit Agreement or for the failure or timeliness of any notice from the Company.

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(21) Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of resignation delivered to the Company, such resignation to be effective on the earlier of (i) the 90th day after delivery thereof to the Company, or (ii) upon the appointment by the Company of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by written notice of such removal which notice shall be effective on the earlier of (i) the 90th day after delivery thereof to the Depositary, or (ii) upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, the City of New York. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed (except as required by applicable law), shall become fully vested with all the rights, powers, duties and obligations of its predecessor. The predecessor depositary, upon payment of all sums due it and on the written request of the Company, shall (i) execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder (other than as contemplated in the Deposit Agreement), (ii) duly assign, transfer and deliver all right, title and interest to the Deposited Securities to such successor, and (iii) deliver to such successor a list of the Holders of all outstanding Receipts and such other information relating to Receipts and Holders thereof as the successor may reasonably request. Any such successor depositary shall promptly mail notice of its appointment to such Holders. Any corporation into or with which the Depositary may be merged or consolidated shall be the successor of the Depositary without the execution or filing of any document or any further act.

(22) Amendment/Supplement. This Receipt and any provisions of the Deposit Agreement may at any time and from time to time be amended or supplemented by written agreement between the Company and the Depositary in any respect which they may deem necessary or desirable without the prior written consent of the Holders or Beneficial Owners. Any amendment or supplement which shall impose or increase any fees or charges (other than the charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or which shall otherwise materially prejudice any substantial existing right of Holders or Beneficial Owners, shall not, however, become effective as to outstanding Receipts until the expiration of 30 days after notice of such amendment or supplement shall have been given to the Holders of outstanding Receipts. The parties hereto agree that any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act or (b) the ADSs to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to materially prejudice any substantial rights of Holders or Beneficial Owners. Every Holder and Beneficial Owner at the time any amendment or supplement so becomes effective shall be deemed, by continuing to hold such ADS(s), to consent and agree to such amendment or supplement and to be bound by the Deposit Agreement as amended or supplemented thereby. In no event shall any amendment or supplement impair the right of the Holder to surrender such Receipt and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and this Receipt at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance with such laws, or rules or regulations.

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(23) Termination. The Depositary shall, at any time at the written direction of the Company, terminate the Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. If 90 days shall have expired after (i) the Depositary shall have delivered to the Company a written notice of its election to resign, or (ii) the Company shall have delivered to the Depositary a written notice of the removal of the Depositary, and in either case a successor depositary shall not have been appointed and accepted its appointment as provided in herein and in the Deposit Agreement, the Depositary may terminate the Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed for such termination. On and after the date of termination of the Deposit Agreement, the Holder will, upon surrender of such Holders' Receipt(s) at the Principal Office of the Depositary, upon the payment of the charges of the Depositary for the surrender of ADSs referred to in Article (2) hereof and in the Deposit Agreement and subject to the conditions and restrictions therein set forth, and upon payment of any applicable taxes or governmental charges, be entitled to Delivery, to him or upon his order, of the amount of Deposited Securities represented by such Receipt. If any Receipts shall remain outstanding after the date of termination of the Deposit Agreement, the Registrar thereafter shall discontinue the registration of transfers of Receipts, and the Depositary shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, subject to the conditions and restrictions set forth in the Deposit Agreement, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, or charging, as the case may be, in each case the charges of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes or governmental charges or assessments). At any time after the expiration of six months from the date of termination of the Deposit Agreement, the Depositary may sell the Deposited Securities then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, in an unsegregated account, without liability for interest for the pro rata benefit of the Holders whose Receipts have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement with respect to the Receipts and the Shares, the Deposited Securities and the ADSs, except to account for such net proceeds and other cash (after deducting, or charging, as the case may be, in each case the charges of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes or governmental charges or assessments). Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except as set forth in the Deposit Agreement.

(24) Compliance with U.S. Securities Laws. Notwithstanding any provisions in this Receipt or the Deposit Agreement to the contrary, the withdrawal or delivery of Deposited Securities will not be suspended by the Company or the Depositary except as would be permitted by Section I.A. (1) of the General Instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act of 1933.

(25) Certain Rights of the Depositary. The Depositary, its Affiliates and their agents, on their own behalf, may own and deal in any class securities of the Company and its Affiliates and in ADSs.

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(ASSIGNMENT AND TRANSFER SIGNATURE LINES)

FOR VALUE RECEIVED, the undersigned Holder hereby sell(s), assign(s) and transfer(s) unto __________________whose taxpayer identification number is _______________________ and whose address including postal zip code is ________________, the within Receipt and all rights thereunder, hereby irrevocably constituting and appointing ________________________ attorney-in-fact to transfer said Receipt on the books of the Depositary with full power of substitution in the premises.

Dated:	Name: ________________________________
By:
Title:

NOTICE: The signature of the Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.

If the endorsement be executed by an attorney, executor, administrator, trustee or guardian, the person executing the endorsement must give his/her full title in such capacity and proper evidence of authority to act in such capacity, if not on file with the Depositary, must be forwarded with this

Receipt.

__________________________
SIGNATURE GUARANTEED
All endorsements or assignments of Receipts must be guaranteed by a member of a Medallion Signature Program approved by the Securities Transfer Association, Inc.

Legends

[The Receipts issued in respect of Partial Entitlement American Depositary Shares shall bear the following legend on the face of the Receipt: "This Receipt evidences American Depositary Shares representing `partial entitlement' equity shares ("Shares") of Sify Technologies Limited and as such do not entitle the holders thereof to the same per-share entitlement as other Shares (which are `full entitlement' Shares) issued and outstanding at such time. The American Depositary Shares represented by this Receipt shall entitle holders to distributions and entitlements identical to other American Depositary Shares when the Shares represented by such American Depositary Shares become `full entitlement' Shares."

[This certificate represents "Restricted ADSs" issued upon the terms of Section 2.12 of the Deposit Agreement (as hereinafter defined). This certificate and the Restricted ADSs represented hereby may not be sold or otherwise transferred without an effective registration statement for such securities under the Securities Act of 1933, as amended, or unless an exemption from registration under said act is available for such sale or transfer.]

EXHIBIT B

FEE SCHEDULE

ADS FEES AND RELATED CHARGES

All capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Deposit Agreement.  Except as otherwise specified herein, any reference to ADSs herein includes Partial Entitlement ADSs, Full Entitlement ADSs, Certificated ADSs, Uncertificated ADSs, and Restricted ADSs.

I.	ADS Fees

The following ADS fees (some of which may be cumulative) are payable under the terms of the Deposit Agreement:

Service	Rate	By Whom Paid

(1) Issuance of ADSs (e.g., an issuance upon a deposit of Shares, upon a change in the ADS(s)-to-Share(s) ratio, ADS conversions, or for any other reason), excluding issuances as a result of distributions described in paragraph (4) below.

	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) issued.	Person for whom ADSs are issued.

(2) Cancellation of ADSs  (e.g., a cancellation of ADSs for Delivery of deposited Shares, upon a change in the ADS(s)-to-Share(s) ratio, ADS conversions, upon termination of the Deposit Agreement, or for any other reason).

	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) cancelled.	Person for whom ADSs are being cancelled.
(3) Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.	Person to whom the distribution is made.
(4) Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) an exercise of rights to purchase additional ADSs.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.	Person to whom the distribution is made.

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(5) Distribution of financial instruments, including, without limitation, securities, other than ADSs or rights to purchase additional ADSs (e.g., spin-off shares and contingent value rights).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.	Person to whom the distribution is made.
(6) ADS Services.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary.	Person holding ADSs on the applicable record date(s) established by the Depositary.
(7) Registration of ADS Transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) transferred.	Person for whom or to whom ADSs are transferred.

(8) Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs into freely transferable ADSs, and vice versa) or conversion of ADSs for unsponsored American Depositary Shares (e.g., upon termination of the Deposit Agreement).

	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) converted.	Person for whom ADSs are converted or to whom the converted ADSs are delivered.

II.	Charges

The Company, Holders, Beneficial Owners, persons depositing Shares or withdrawing Deposited Securities in connection with ADS issuances and cancellations, and persons for whom ADSs are issued or cancelled shall be responsible for the following ADS charges (some of which may be cumulative) under the terms of the Deposit Agreement:

(i)	taxes (including applicable interest and penalties) and other governmental charges;
(ii)

such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities on the share register and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

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(iii)

such SWIFT cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of (x) the person depositing Shares or withdrawing Deposited Property or (y) the Holders and Beneficial Owners of ADSs;

(iv)

in connection with the conversion of Foreign Currency, the fees, expenses, spreads, taxes and other charges of the Depositary and/or conversion service providers (which may be a division, branch or Affiliate of the Depositary).  Such fees, expenses, spreads, taxes, and other charges shall be deducted from the Foreign Currency;

(v)

any reasonable and customary out-of-pocket expenses incurred in such conversion and/or on behalf of the Holders and Beneficial Owners in complying with currency exchange control or other governmental requirements;

(vi)	the fees, charges, costs and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the ADR program; and
(vii)	the amounts payable to the Depositary by any party to the Deposit Agreement pursuant to any ancillary agreement to the Deposit Agreement in respect of the ADR program, the ADSs and the ADRs.

The above fees and charges may at any time and from time to time be changed by agreement between the Company and the Depositary and may be assessed cumulatively based on cumulative functions of services rendered.

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EXHIBIT C

[Form of Depositary Notice]

DEPOSITARY NOTICE OF ADS RATIO CHANGE / REVERSE SPLIT

To Holders of American Depositary Shares (“ADSs”) of Sify Technologies Limited

Company:	Sify Technologies Limited, a limited liability company organized under the laws of the Republic of India.
Depositary:	Citibank, N.A.
Custodian:	Citibank, N.A. - Mumbai Branch.
Existing ADS-to-Share Ratio:	Each ADS represents the right to receive one (1) equity share of the Company (the “Share(s)”).
New ADS-to-Share Ratio:	Each ADS represents the right to receive six (6) Shares.
Deposit Agreement:

Deposit Agreement, dated as of October 18, 1999, as amended by Amendment No. 1 to Deposit Agreement, dated as of January 6, 2000, as further amended by Amendment No. 2 to Deposit Agreement, dated as of September 24, 2002, as supplemented by Supplemental Letter Agreement, dated as of November 2, 2007, as further amended by Amendment No. 3 to Deposit Agreement, dated as of June 15, 2009, by and among the Company, the Depositary, and the Holders and Beneficial Owners of ADSs issued thereunder (the “Deposit Agreement”).

ADS Symbol:	SIFY.*
Existing ADS ISIN:	US82655M1071.*
New ADS ISIN:	US82655M2061.*
Existing ADS CUSIP No.:	82655M107.*
New ADS CUSIP No.:	82655M206.*
Effective Date:	October 4, 2024.

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ADS Books Closure to ADS Issuances and Cancellations:	September 27, 2024 (5:00 p.m. New York City time) until October 4, 2024 (5:00 p.m. New York City time).

*ADS Symbol, ADS ISINs and ADS CUSIP Nos. are provided as a convenience only and without any liability for accuracy.

Pursuant to Section 6.1 of the Deposit Agreement and by means of Amendment No. 4 to the Deposit Agreement (“Amendment No. 4”), the Company and the Depositary have agreed to amend the Deposit Agreement, the form of ADR attached as Exhibit A to the Deposit Agreement, the Fee Schedule attached as Exhibit B to the Deposit Agreement, and all issued and outstanding ADRs to (i) change the Existing ADS-to-Share Ratio, (ii) revise the fees the Depositary can charge in respect of the ADSs, and (iii) eliminate the Depositary’s ability to conduct Pre-Release Transactions.  Changes to the Fee Schedule will not take effect until thirty (30) days after the Effective Date, and by continuing to hold any outstanding ADSs issued under the Deposit Agreement, you will be deemed to have agreed to be bound by new Fee Schedule.  The Depositary shall arrange to have new ADRs printed that reflect the changes effected by Amendment No. 4. If you hold ADRs issued prior to the Effective Date, your ADRs must be surrendered to Depositary for exchange.  If you hold ADSs in uncertificated form, you do not need to take any action.

The Existing ADS-to-Share Ratio will change (the “ADS Ratio Change”) as of the Effective Date as follows:

Existing ADS-to-Share Ratio:	One (1) ADS to one (1) Share
New ADS-to-Share Ratio:	One (1) ADS to six (6) Shares

Following the Effective Date for the ADS Ratio Change, each ADS will represent six (6)  Shares.  Therefore, Holders of ADSs as of the Effective Date will be entitled to receive one (1) new ADS for every six (6) existing ADS held as of the Effective Date.

As a result of the ADS Ratio Change, the CUSIP number for the ADSs will change as follows:

Existing ADS CUSIP:	82655M107

New ADS CUSIP:	82655M206

ADSs held in The Depository Trust Company (“DTC”)

You do not need to take any action for existing ADSs held in DTC and by one of its participants (e.g., bank, broker, or other nominee).  After the ADS Ratio Change, the new ADSs will be credited to DTC in exchange for existing ADSs for distribution to DTC participants and their client accounts.  DTC participants and their clients are not required to take any affirmative actions to exchange existing ADSs for new ADSs.

ADSs held in uncertificated form (other than in DTC).

You do not need to take any action for existing ADSs held via the Direct Registration System (the “DRS”).  You will receive a statement from the Depositary specifying the applicable number of ADSs, after the ADS Ratio Change, that have been registered in your name.

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ADSs held in certificated form.

If you hold certificated ADSs, you will need to complete, sign, and deliver to the Depositary a Letter of Transmittal (the “Letter of Transmittal”) in accordance with the instructions therein (the Letter of Transmittal will be mailed by the Depositary to all certificated holders after the Effective Date).  Upon receipt of a duly completed and executed Letter of Transmittal and the applicable share certificate(s) issued in your name, the Depositary will reflect the certificated ADSs, after the ADS Ratio Change, registered in your name becoming the corresponding amount of uncertificated ADSs, reflecting the New ADS-to-Share Ratio.  You will receive a statement from the Depositary specifying the applicable number of ADSs (held in book-entry) that have been registered in your name.

Only whole ADSs will be distributed.  No fractional ADSs will be issued.  Cash in lieu of fractional entitlements to ADSs will be distributed at a rate based upon the net proceeds received by the Depositary for the sale of the aggregate of the fractional ADS entitlements.

The Depositary has filed (x) a form of Amendment No. 4, and (y) a form of ADR that reflects the new ADS-to-Share Ratio with the U.S. Securities and Exchange Commission (the “SEC”) under cover of a Post-Effective Amendment No. 1 to Registration Statement on Form F-6.  A copy of the filing is available from the SEC’s website at www.sec.gov under Registration Number 333-278732.

If you have any questions about the above amendment and exchange, please call Citibank ADR Shareholder Services at 1-877-248-4237.  Copies of the Deposit Agreement and of Amendment No. 4 are available at the principal offices of the Depositary at 388 Greenwich Street, New York, NY 10013 and can also be retrieved from the SEC’s website at www.sec.gov under Registration Number 333-278732.

Date: [•] [•], 2024	Citibank, N.A. as Depositary

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